EXHIBIT 10.5

PLACEMENT AGREEMENT

          This Placement Agreement (the “Agreement”) is made effective this 29 day of August, 2007, by and among Fearless International, Inc., a Nevada corporation (the “Company”), Global Hunter Securities, LLC, a New York limited liability company, and the managing placement agent (“GHS”) and Ardent Advisors, LLC a Delaware limited liability company and office of supervisory jurisdiction of Nexcore Capital, Inc. (“Ardent” and, together with GHS, the “Advisor”) with respect to the following facts:

A.	The Company is engaged in the design and marketing of luxury performance powerboats and yachts.

B.	The Company is a public company with capital needs.

C.

The Company desires to have the Advisor, on an exclusive basis, provide certain capital raising and placement services (collectively, the “Services”), as described in Paragraph 3 of this Agreement, pursuant to the terms and conditions of this Agreement.

D.	The Advisor desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement.

E.	The Advisor will use only Company approved materials in the promotion of the Company and its solicitation for funds.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto intending to be legally bound agree as follows:

          1.                APPOINTMENT OF THE ADVISOR. The Company grants to the Advisor for the term of this Agreement, the authority to provide the Services of raising capital on an exclusive basis upon the terms and conditions set forth in this Agreement.

          2.                DEFINITIONS.

(a)	“Common Stock” means the common stock of the Company as it exists on the date hereof.

(b)	“Financial Requirement” means a Financing, Transaction or any combination of Financings and Transactions whereby the Company would receive, in total aggregate value, at least $6,000,000.

(c)	“Financing” means the gross proceeds or gross value of any private placement equity financing, or private placement debt financing

Global Hunter Securities · 601 Poydras Street, Suite 2025 · New Orleans, LA 70130 · 504.527.0333 · Fax 504.525.5607

convertible into equity of the Company. A Financing shall exclude the Company’s existing Regulation S offering in accordance with the terms of such offering on the date hereof (the “Reg S Offering”).

(d)

                              “Post-termination Closing” means any Financing or Transaction consummated within (1) 12 months after termination of this Agreement with any Person or Persons, or (2) 18 months after termination of this Agreement with any Person or Persons introduced to the Company by the Advisor during the term of this Agreement, or with whom the Advisor discussed the terms of a potential Financing or Transaction during the term of this Agreement.

(e)

                              “Person” means any person, group of persons, partnership, joint venture, limited liability company, corporation or other entity, including subsidiaries thereof, other than those of the Company or the Company.

(f)

                              “Transaction” means (i) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which a Person or a material subsidiary or other business unit of a Person acquires, is acquired by, or combines with, the Company, including but not limited to a reverse merger, into a shell or otherwise, or (ii) the acquisition, directly or indirectly, of or by the Company (or by one or more persons acting together with the Company pursuant to a written agreement or otherwise), in a single transaction or a series of transactions, of all or substantially all of the assets of a Person or of the Company or a material subsidiary or other business unit of a Person or of the Company or of fifty percent or more of a Person's, or of the Company's, outstanding common stock (whether by way of tender or exchange offer, open market purchases, negotiated purchases or otherwise).

     3.                        ADVISOR SERVICES. The Advisor, as independent contractors, will provide the following Services to the Company during the term of this Agreement as reasonably requested or required by the Company:

(a)	Attempt to secure the Financial Requirement for the Company (at least $6,000,000) through equity investments or debt instruments from accredited investor entities;

(b)

                              Offer advice and consultation with respect to the creation of the Company’s investor presentation to enhance the probability of attainment of funds, including but not limited to reviewing and modifying the Company’s investment and presentation documents toward attracting additional investors and develop new material as deemed necessary to bring qualified investors to an investment position in the Company;

(c)	If reasonably available, structure a Transaction whereby the Company would receive Financing as a result of such Transaction; and

(d)	Other services necessary to accomplish the financing goals of the Company will be identified and agreed to as the efforts identified herein are carried out.

     4.                      COMPENSATION TO THE ADVISOR. As compensation for providing the Services described hereunder, the Company agrees to pay the Advisor:

(a)

                              For Financings consisting of equity investments, including debt convertible into common stock and preferred stock convertible into common stock, during the term of this Agreement and for any Post-termination Closing, a fee of 10% (ten percent) of each Financing, payable to the Advisor in cash from the proceeds of the Financing, either prior to, or immediately after, the transfer of the proceeds of the Financing or Transaction to the Company;

(b)

                              For Financings consisting of non-convertible debt instruments, during the term of this Agreement and for any Post-termination Closing, a fee of 5% (five percent) of each Financing, payable to the Advisor in cash from the proceeds of the Financing, either prior to, or immediately after, the transfer of the proceeds of the Financing to the Company;

(c)

                              During the term of this Agreement and for any Post-termination Closing, a fee of 10% (ten percent) of the aggregate number of shares of Common Stock issued, or issuable upon conversion or exercise of any other security issued by the Company in each Financing or Transaction payable, in the sole discretion of the Advisor, in any combination of Common Stock or warrants of the Company (the Warrants”). These shares of Common Stock and Warrants will have the same terms, valuation or value, exercise price and registration rights as the Common Stock and warrants issued in the respective Financing or Transaction, (however, such Warrants shall have a cashless exercise feature irrespective of whether the warrants in the respective Financing or Transaction have such cashless exercise feature), except that if no warrants are issued in the respective Financing or Transaction then the Warrants shall have a term of at least five (5) years, an exercise price equal to the share price under the most recent Financing, Transaction or other valuation, or as mutually agreed to by the Company and the Advisor, and along with the Common Stock, piggy back registration rights;

(d)

                              During the term of this Agreement and for the period of 36 months from the termination of this Agreement or from the Post-termination Closing, whichever is later, a fee of 5% (five percent) of the proceeds from the exercise of any warrants issued pursuant to any Financing secured by the Advisor, payable in the sole discretion of the Company (i) in cash from the proceeds of the exercise of the warrants either prior to, or immediately after, the transfer of the proceeds of the exercise of the warrants to the Company, and/or (ii) Common Stock of the Company at a price equivalent to the share price of the respective Financing with piggy back registration rights;

(e)

                              It is also understood that in the event that the Advisor introduces Company to, or the Company enters into direct contact with, a merger and/or acquisition candidate, indirectly through another intermediary, with whom Company, or its nominees, ultimately executes a Transaction, the Company agrees to compensate the Advisor in the amount of 2.5% (two and a half percent)

of total gross consideration provided by such merger and/or Transaction, such fee to be payable in the same form of consideration received by the seller/merged company. This will be in addition to any fees payable by the Company to any other intermediary, if any, which shall be per separate agreements negotiated between Company and such other intermediary; and

(f)

                              Upon the execution of this Agreement by all parties, the Company shall advance GHS $25,000 to be applied to expenses (including legal fees and costs) incurred in connection with this Agreement by GHS. If the total expenses (including legal fees and costs) incurred by GHS in connection with this Agreement exceed $25,000, the Company shall make additional advances of $25,000 each upon the written request of GHS. GHS will submit an itemized statement of expenses together with reasonable supporting documentation to the Company on a monthly basis and, to the extent the advances made from time to time by the Company to GHS do not cover the expenses of GHS, the Company shall reimburse GHS for such expenses within 20 days of the date of such itemized statement. Any reasonable and documented expenses (including legal fees and costs) incurred by Ardent in connection with this Agreement shall be submitted by Ardent to GHS, for application of the advances or reimbursements by the Company in the above-described manner. The Company shall not be required to reimburse Advisor expenses (or advance funds for such expenses) to the extent the aggregate expense reimbursement hereunder would exceed $100,000, unless the Company authorizes the incurrence of expenses in excess of such amount.

     The Advisor acknowledges that the Common Stock and warrants set forth in this Paragraph 4 will be restricted securities as defined under the Securities Act of 1933, and that they will be subject to the following restriction, which will be noted as a legend in substantially the following form on the face of the certificates representing the shares and the warrants:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE (THE “LAW”). SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER SAID SHARES NOR ANY INTEREST THEREIN MAY BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND QUALIFICATION UNDER THE LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID SHARES.

          5.                     RIGHT OF FIRST REFUSAL. If the Advisor is successful in raising the Financing Requirement for the Company during the term of this Agreement or pursuant to a Post-termination Closing, and the Company seeks additional Financing, then the Company shall grant the Advisor a right of first refusal for twelve months at the same terms and conditions set forth in this Agreement. If the Company is presented with a term sheet during the Right of First Refusal, the Advisor, after receiving the term sheet from the Company, must inform the Company within ten (10) days that it believes in good faith that it can perform. If the Advisor believes it cannot perform, than the Company shall not be bound by the Advisor’s Right of Frist

Refusal. However, if the Advisor, in its good faith estimate, believes it can perform and notwithstanding any terms, conditions or provisions of this Agreement, if the Company enters into a placement agreement for Financing or any other agreement whereby a broker or agent has agreed to raise capital for the Company, the Advisor shall receive compensation and fees at an equivalent rate (on a pro rata basis) as such broker or agent, but such equivalent rate shall not be below the rates provided in Paragraph 4 of this Agreement.

          6.                    TERM OF AGREEMENT. The term of this Agreement shall be until October 31, 2007 and commence on the date hereof, subject to Paragraph 7 hereof. Either party may terminate this Agreement at any time by giving the other party prior fifteen (15) days written notice of such termination. At the option of Company, it may extend the agreement in 30 day increments provided both Ardent and GHS both agree to such extensions.

          7.                    EFFECT OF TERMINATION. On and after termination of this Agreement by either party, the Company shall pay to the Advisor all fees in accordance with Paragraph 4. The obligation to pay such fees shall survive any termination of this Agreement.

          8.                    REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to the Advisor that the disclosure documents regarding the Company and its business, assets and liabilities are and will be true and correct and contain no material omission or misstatement of the facts. The Company agrees to keep the Advisor currently informed as to any changes in material facts regarding the Company, its proposed business, its assets and liabilities, or any other matters referred to in the disclosure documents provided by the Company. Other than the Financing being undertaken by Advisor on behalf of the Company pursuant to this Agreement, during the term of this Agreement (a) neither the Company, nor any affiliate of the Company, shall directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise dispose of in any way any Shares (as defined below) now or hereafter beneficially owned or held by any such Person, except for Permitted Transactions (defined below) unless otherwise agreed in writing by Advisor, and (b) the Company shall not undertake any stock split, stock dividend, recapitalization, merger or similar event without the prior written consent of GHS. For purposes of this Agreement, the term “Shares” shall mean any capital stock of or other equity interest in the Company, or any securities exercisable for or convertible into any of the foregoing owned as of the date hereof or any time hereafter, or any agreement or commitment to issue any of the foregoing.

“Permitted Transactions” shall include:

(a)

Bridge financing in an amount not to exceed $500,000 in aggregate principal amount of indebtedness or in net proceeds to be received by the Company, which bridge financing is anticipated to be repaid with proceeds of a Financing;

(b)	The closing of sales of Shares pursuant to the Reg S Offering that are pending as of the date hereof generating net proceeds to the Company of not more than $100,000; and

(c)

Sales of Shares pursuant to the Reg S Offering following the end of the “road show” organized by the Advisor, if the Advisor is unable to indicate that it is confident in its ability to close a Financing or Transaction satisfying the Financial Requirement.

          9.                    INDEPENDENT CONTRACTOR. The Advisor shall act at all times hereunder as an independent contractor with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of the Advisor, and the Advisor shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

          10.                  NO AGENCY CREATED. No agency, employment, partnership or joint venture shall be created by this Agreement, as the Advisor is an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended. The Advisor shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

          11.                  INDEMNIFICATION.

          (a)                              Indemnity by the Company. The Company hereby indemnifies and holds harmless the Advisor and each person associated with the Advisor against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees) arising out of or based upon:

                  (i)                       Any breach by the Company of its representations, warranties or covenants contained in or made pursuant to this Agreement; or

                  (ii)                       Any violations of laws, rules or regulations by the Company or the Company’s agents, employees, representatives or affiliates.

          This indemnity shall be in addition to any liability the Company may otherwise have.

          (b)                              Indemnity by the Advisor. The Advisor hereby indemnifies and holds harmless the Company and each person associated with the Company against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees) arising out of or based upon:

                  (i)                       Any breach by the Advisor of its representations, warranties or covenants contained in or made pursuant to this Agreement; or

                  (ii)                       Any violations of laws, rules or regulations by the Advisor or the Advisor’s agents, employees, representatives or affiliates.

          This indemnity shall be in addition to any liability the Advisor may otherwise have.

          (c)                        Actions Relating to Indemnity. If any action or claim shall be brought or asserted against a party entitled to indemnification under this Agreement (the “Indemnified Party”) or any person controlling such party and in respect of which indemnity may be sought from the party obligated to indemnify the Indemnified Party pursuant to this Paragraph 11 (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of legal counsel and the payment of all expenses related to the claim against the Indemnified Party or such other controlling party. The Indemnified Party or any such controlling party shall have the right to employ separate legal counsel in any such action and participate in the defense thereof and to be indemnified for the reasonable legal fees and expenses of the Indemnified Party’s own legal counsel. This Paragraph 11 shall survive any termination of this Agreement.

          12.                NON-CIRCUMVENTION. The Advisor and the Company hereby represent, warrant and covenant that neither party will directly or indirectly interfere with, limit, circumvent or otherwise damage or alter in any respect the relationship, rights, duties and obligations of the parties established herein or the interests of the parties created herein, and the Company represents that it will not seek to arrange any Financing or Transaction which is similar to the Financings or Transactions contemplated herein other than pursuant to the terms hereof during the term of this Agreement or for a period of 18 months after the termination of this Agreement.

          13.                NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:

Fearless International, Inc.
927 Lincoln Road, Suite 200
Miami, FL 33139
Attn: Jeffrey Binder, President and CEO
Fax No.: (305) 674-1511
jb@fearlessyachts.com

with a copy to:

Hodgson Russ LLP
1540 Broadway
New York, NY 10036-4039
Attn: Jeffrey Rinde, Partner
Fax No.: (646) 218-7644
jrinde@hodgsonruss.com

If to the Advisor:

Global Hunter Securities
660 Newport Center Drive, Suite 950
Newport Beach, California 92660\
Attn: Gerald L. Mars, CPA, CVA
Fax No: (949) 719-9004
gmars@ghsecurities.com

with a copy to:

Keesal, Young & Logan
400 Oceangate
P.O. Box 1730
Long Beach, CA 90801-1730
Attn: John L. Babala, Esq.
Fax No.: (562) 436-7416
John.babala@kyl.com

Ardent Advisors, LLC
95 Horatio Street, Suite 204
New York, NY 10014
Fax No: (646) 202-1800
Attn: Brian Corbman, Managing Director
Fax No.: (215) 681-6686
brian@ardent-advisors.com

          (a)                                sent by telecopy or facsimile transmission (in which case it shall be deemed delivered upon actual receipt);

          (b)                                placed in the United States mail, certified mail, return receipt requested, postage prepaid and addressed as provided in this paragraph (in which case, it shall be deemed delivered five (5) days after such mailing); or

          (c)                                personally delivered (in which case it shall be deemed delivered upon actual receipt) to, in all cases under Paragraphs 13(a), (b) and (c) of this Agreement, the name, address, telephone and/or facsimile numbers set forth below the signatures lines for each party to this Agreement.

          14.                  ASSIGNMENT. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

          15.                  CONFLICTING AGREEMENTS. The Advisor and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

         16.              NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than those specifically waived.

         17.              GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The venue for any legal proceedings conducted pursuant to this Agreement will be in the appropriate forum in the City of New York, NY.

         18.              ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supercedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and the Advisor or any of its affiliates with respect to the subject matter of this Agreement.

         19.              PARAGRAPH HEADINGS. Headings contained therein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

         20.              SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

         21.              BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Paragraph 14 of this Agreement.

         22.              ATTORNEY'S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

         23.              GENDER; PRONOUNS. The use of the masculine shall refer to the feminine or neuter in circumstances in which the context otherwise requires and the singular shall refer to the plural in circumstances in which the context otherwise requires.

          24.              AUTHORIZED AGENT. The persons executing this Agreement on behalf of the Company and the Advisor hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

          25.              ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

          26.              COUNTERPARTS & TELEFACSIMILE. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.

          27.              USE OF TRANSACTION DATA. The Company hereby agrees that the Advisor may use the details of the Services and resulting Transactions and Financings in the Advisor’s promotional material, including the Company’s name and description of business and the amount of capital raised or the nature of the transaction. The Advisor agrees to accurately represent the transaction in its promotional materials and cease using such information at the request of the Company. If applicable, the Company agrees to include the Advisor on any tombstone related to a Financing or Transaction in which the Advisor participated.

          28.              BACKGROUND CHECK. The Company and the Advisor hereby grant permission to each other to perform, in connection with due diligence, a background check, including but not limited to the financial history, tax or other liens or judgments, credit rating, criminal record, litigation history of each, or any of its affiliates, associates or related entities. Further, the Company shall, within five (5) calendar days of signing this Agreement provide the following information: full name, name of any entities in which they or their associates owns an interest, names of any affiliated entities, date of birth, social security number, primary address and any other addresses of their management team for the past ten (10) years. The Advisor and the Company shall keep all information confidential and shall only use such information for the purposes of a background check in connection with this Agreement.

          29.              DIVISION OF FEES BETWEEN GHS AND ARDENT. The Company shall pay the fees in Section 4(a) through (d) of this Agreement to GHS, as managing placement agent and Ardent based on the percentages in the following schedule:

Section	GHS	Ardent	Total
Reference

4(a)	60%	40%	100%

(b)	60%	40%	100%

(c)	40%	60%	100%

(d)	50%	50%	100%

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective
_______ __, 2007.

The Company:	Fearless International, Inc.

By:
______________,_____________

By:
______________,_____________

The Advisor:	Global Hunter Securities, LLC – Managing Placement
Agent

By:
Gerald L. Mars, Managing Director

Ardent Advisors, LLC

By:
Brian Corbman, Managing Director